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--------                                                   OMB Approval
 FORM 3                                            OMB Number          3235-0104
--------                                           Expires:   September 30, 1996
                                                   Estimated average burden
                                                   hours per response ...... 0.6

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Webb, Richard                             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              ENVIROTEST SYSTEMS CORP. (ENR)      (Month/Day/Year)
     (Last)     (First)     (Middle)          04/14/97                      ----------------------------------
    246 Sobrante Way                       ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person(s) to Issuer            7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    Sunnyvale, CA 94086-4987                  Person (Voluntary)               Director          10% Owner      Applicable Line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------    X   Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                         CHIEF OPERATIONS OFFICER            -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                             (Over)
                                                                                                                     SEC 1473 (9-96)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                               -------------------------------------------------                    Direct
                               Date      Expira-                       Amount or                    (D) or
                               Exercis-  tion             Title        Number                       Indirect (I)
                               able      Date                          of Shares                    (Instr. 5)

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Non-Qualified Stock Option                                Common
  (right to buy)                  (1)    04/11/97         Stock        200,000      $????            D
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Explanation of Responses:


See continuation page(s) for footnotes.

**Intentional misstatements or omissions of facts constitute Federal Criminal          /s/ Richard P. Webb               10-21-97
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          -------------------------------   ----------------
                                                                                  **Signature of Reporting Person          Date

Note. File three copies of this Form, one of which must be manually signed.                                                Page 2
  If space is insufficient, See Instruction 6 for procedure.                                                         SEC 1473 (9-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



                                                         Page 2 of 3 pages
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
Webb, Richard              Envirotest Systems Corp. (ENR)         Page 3 of 3 pages
246 Sobrante Way            4/14/97
Sunnyvale, CA 94086-4807
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(1)     The option vests in two equal annual installments beginning
        April 14, 1998.